Exhibit (d)(xxii) under Form N-1A
                                          Exhibit (10) under Item  601/Reg.
                              S-K





                                 EXHIBIT M
                                  to the
                       Investment Advisory Contract

                        FEDERATED INSURANCE SERIES
                        Federated Kaufmann Fund II

      For all services rendered by Adviser hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 142.5 of 1% of the average daily net assets of the Fund.

      The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 142.5 of 1% applied to the daily net assets of the Fund.

      The advisory fee so accrued shall be paid to Adviser daily.

      Witness the due execution hereof this 1st day of March, 2002.


                                    Federated Investment Management Company


                                    By:  /s/ G. Andrew Bonnewell
                                       ---------------------------
                                    Name:  G. Andrew Bonnewell
                                    Title:  Vice President


                                    Federated Insurance Series


                                    By:  /s/ J. Christopher Donahue
                                       ---------------------------------
                                    Name:  J. Christopher Donahue
                                    Title:  President